John Hancock Capital Series
                               601 Congress Street
                              Boston, MA 02210-2805


February 28, 2006


John Hancock Funds, LLC
601 Congress Street
Boston, MA  02210-2805

Ladies and Gentlemen:

     Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock Capital Series (the "Trust") and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock International Classic Value Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

     Please indicate your acceptance of this responsibility by signing this letter as indicated below.

                                   John Hancock Capital Series
                                   On behalf of
                                   John Hancock International Classic Value Fund



                                   By:  /s/Keith F. Hartstein
                                        ------------------------
                                        Keith F. Hartstein
                                        President and Chief Executive Officer



JOHN HANCOCK FUNDS, LLC



By:  /s/Alfred P. Ouellette
     Alfred P. Ouellette
     Assistant Vice President and Assistant Secretary